SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  June 22, 2005

DUANE READE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-13843	05-0599589
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

440 NINTH AVENUE
NEW YORK, NY	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 273-5700

NOT APPLICABLE

(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                                             Other Events

The following is updated disclosure by Duane Reade Holdings, Inc. (the “Registrant”) regarding the WTC litigation:

During 2002, the Registrant initiated a legal action against its former property insurance carrier, in an attempt to recover what the Registrant believes to be a fair and reasonable settlement for the business interruption portion of the Registrant’s litigation relating to the World Trade Center terrorist attack, during which its single highest volume and most profitable store was completely destroyed. The claim is pending before the United States District Court for the Southern District of New York. In September 2003, a trial on certain issues was held regarding some of the matters at issue in the litigation, including whether the Registrant would have obtained a renewal of its lease at the World Trade Center.  The Registrant received a favorable ruling of the trial court on this and other legal issues in the case.  The trial court’s decision was appealed by the insurance carrier to the Second Circuit Court of Appeals with respect to several aspects of the decision.

In the meantime, the matter moved into an appraisal process based on the trial court’s interpretation of certain legal tests, which interpretation was among the aspects of the decision challenged by the insurance carrier in its appeal.  The appraisal process involves a panel of two appraisers and an arbitrator (to resolve differences between the two appraisers) who determine the amount of insured loss the Registrant has sustained.  The Registrant was advised in early June 2005 that the panel reached a unanimous decision that the total amount of the business interruption loss it suffered as a result of the events of September 11, 2001 is $50.6 million, including all interest adjustments. The Registrant has been advised that a written award will be provided by the panel in the near future. It was also advised that the actual amount to be paid by the insurer to the Registrant should be reduced by approximately $9.9 million, which represents the amount that was previously paid to the Registrant in cash in fiscal 2002, for which the Registrant recognized approximately $9.4 million of income.  In the event of an unfavorable outcome for the Registrant, it will not be required to return any of the $9.9 million initial payment.  The Registrant has been further advised that the written opinion of the panel will include calculations of the amount of the loss based on alternative interpretations of the legal tests proposed by the insurance carrier that may apply if the trial court’s decision is overturned or modified.

On June 22, 2005, the Court of Appeals affirmed the decision of the trial court, with modifications, including modifications to certain of the legal tests on which the appraisal panel’s decision was based.  The Registrant is currently in the process of evaluating the opinion and its effect on the recovery and is considering its options.

Accordingly, given the risks and uncertainties inherent in litigation, there can be no definitive assurance that the Registrant will actually receive any or all of the panel’s appraised value of this claim, and the Registrant has not recognized any additional income related to this matter. It should be noted that any payment to the Registrant that might be forthcoming as a result of this claim may also result in the incurrence of additional expenses that are contingent upon the amount of such insurance claim settlement. These expenses, if incurred, are not expected to exceed $6.0 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:    June 27, 2005

DUANE READE HOLDINGS, INC.

By:	/s/ Michelle D. Bergman
Name:	Michelle D. Bergman
Title:	Vice President and
General Counsel